Exhibit 99.1

For Immediate Release

For More Information:	John Marsh
Michael G. Sanchez	President
Chief Executive Officer	Marsh Communications LLC
Coastal Banking Company Inc.	770-458-7553
904-321-0400

Coastal Banking Company Subsidiary Forms New Wholesale Mortgage Operation

BEAUFORT, S.C., Oct. 23, 2007 – Coastal Banking Company Inc. (OTCBB:CBCO), holding company for Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County (FNB) in Fernandina Beach, Fla., announced today that FNB has formed a new wholesale mortgage division.

The new division, based in Atlanta, where FNB also has a loan production office, is led by two mortgage industry veterans, Charles Wagner and Steve Ralys. Both were most recently executives at American Mortgage Express Corp. in Atlanta. Leveraging their extensive experience and broker relationships they have developed over the years, Wagner and Ralys plan to build First National’s new wholesale mortgage unit initially in the metro Atlanta and Charlotte markets, both of which ranked in the top 5 nationally in residential price gains in the last year*. Once the new division becomes more established, FNB plans to pursue wholesale lending in North Florida and, later, in other markets across and contiguous to Coastal’s three-state footprint.

“Entering wholesale mortgage lending at this time was a deliberate, strategic choice for our company,” said Michael G. Sanchez, CEO of Coastal Banking Company Inc. and FNB. “We’re taking advantage of the opportunity in the industry, created by many mortgage lenders exiting the business, to generate a new source of noninterest income with minimal risk. We plan to use the fee income to help fund the company’s organic growth during a likely period of slowing growth rates for banks.

“We are in a unique situation where we can enter the wholesale mortgage market with nominal incremental operational costs and free of the risk exposure currently troubling the industry,” Sanchez added. “Utilizing a conservative, risk-averse business model, we will originate only full-documentation, conforming mortgage loans, and all loans will be pre-sold into the secondary market, eliminating nearly all interest-rate risk.”

Wagner and Ralys, both senior vice presidents of First National Bank of Nassau County, will lead a wholesale mortgage division staff of 10 in the Atlanta office. Before joining FNB, they were executive directors of American Mortgage Express Corp., where they co-developed and led the company’s wholesale mortgage lending operation. Ralys, with more than 18 years of mortgage industry experience, previously held executive positions at Pinnacle Companies, Homeside Lending Inc. and its predecessor, BancBoston Mortgage. Wagner, a 14-year industry veteran, previously held executive positions at BancFinancial Corp., Southstar Funding and Homebanc Mortgage.

*Ranked by percentage increase in price per square foot for MSA residential sales from July 2006 to July 2007, as reported in the Oct. 2, 2007, issue of the RPX Monthly Housing Market Report.

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $427 million-asset bank holding company of Lowcountry National Bank (LNB) in Beaufort, and First National Bank (FNB) of Nassau County in Fernandina Beach, Fla. LNB serves coastal South Carolina through full-service banking offices in Beaufort, Hilton Head and Port Royal. In addition to its full-service branch in Fernandina Beach, FNB operates a division, The Georgia Bank, which has a full-service branch in Meigs, Ga., and loan production offices in Savannah, Ga. FNB also operates loan production offices in Atlanta and Jacksonville, Fla., and a wholesale mortgage division based in Atlanta. Coastal Banking Company’s banks provide a full range of consumer and business banking services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.